EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-71077 and 333-106878 on Form S-3, and Nos. 333-73391, 333-106880, 333-106881, 333-132665 and 333-181837 on Form S-8 of our reports, dated February 12, 2015, relating to the financial statements of First Cash Financial Services, Inc. as of December 31, 2014 and 2013, and for the three years ended December 31, 2014, and to the effectiveness of internal control over financial reporting as of December 31, 2014, appearing in this Annual Report on Form 10-K of First Cash Financial Services, Inc.

/s/ Hein & Associates LLP
Dallas, Texas
February 12, 2015